                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                Aon Corporation
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                (Name of Registrant as Specified in Its Charter)
                                Aon Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                AON CORPORATION
--------------------------------------------------------------------------------

              Notice of Annual Meeting of Holders of Common Stock
             and Series C Preferred Stock to be held April 17, 1998

--------------------------------------------------------------------------------

To the Stockholders of

     AON CORPORATION

     NOTICE IS HEREBY GIVEN that the annual meeting of the holders of shares of Common Stock and Series C Preferred Stock of Aon Corporation will be held on Friday, April 17, 1998, at 10:00 A.M., at The First Chicago Center, One First National Plaza, Chicago, Illinois, for the following purposes:

     1. To elect directors pursuant to the By-Laws. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL NOMINEES.

     2. To approve and adopt the Aon 1998 Employee Stock Purchase Plan (the "Plan"). THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE PLAN.

     3. To adopt a resolution ratifying the appointment of Ernst & Young LLP as the Company's independent auditors for the year 1998. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE RESOLUTION.

     4. To consider a proposal made by a stockholder as set forth beginning on page 25 of the Proxy Statement. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THE PROPOSAL.

     5. To transact such other business as may properly come before the meeting.

     The close of business on Wednesday, February 25, 1998 has been fixed as the record date for the determination of stockholders entitled to vote at the stockholders' meeting. Only those stockholders of record at the close of business on such date will be entitled to vote at the meeting.

                                          Aon Corporation

                                          KEVANN M. COOKE
                                          Kevann M. Cooke
                                          Corporate Secretary

March 9, 1998

                                AON CORPORATION
                             123 NORTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

--------------------------------------------------------------------------------

                                PROXY STATEMENT
              FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 17, 1998
--------------------------------------------------------------------------------

     The annual meeting of the stockholders of Aon Corporation (the "Company") will be held at The First Chicago Center, One First National Plaza, Chicago, Illinois, at 10:00 A.M. on April 17, 1998. This Proxy Statement is being sent to each holder of the issued and outstanding shares of the Company's Common Stock ("Common Shares") and each holder of the issued and outstanding shares of the Company's Series C Cumulative Preferred Stock ("Preferred Shares" and, together with the Common Shares, the "Shares") entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997, including financial statements, is being mailed to stockholders, together with this Proxy Statement, beginning on or about March 9, 1998. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is made.

     We hope that you will be present at the meeting. If you cannot attend, please complete, sign and send to us the enclosed proxy in the accompanying envelope so that your shares will be represented. The envelope is addressed to the Company and requires no postage if mailed from within the United States. You may revoke your proxy at any time before it is voted at the meeting. Each proxy duly executed and received prior to the meeting and not otherwise revoked will be voted according to its terms. Stockholders who receive more than one proxy card--due to the existence of multiple Common Share accounts--should sign and return all proxies received in order to be sure that all shares owned are voted.

     If no specific direction is marked on a duly executed proxy as to the manner of voting, the proxy will be voted in accordance with the recommendations of the Board of Directors set forth herein. Please see page 27 of this Proxy Statement for more details regarding voting procedures.

     The Company will bear the cost of the preparation and solicitation of proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy material to beneficial owners of Shares. In addition to solicitation by mail, proxies may be solicited by telephone, by facsimile, or personally by certain officers and regular employees of the Company and its subsidiaries without extra compensation. The Company has retained Georgeson & Co., 100 Wall Street, New York, New York to aid in the solicitation of proxies for a fee estimated at $8,500. The enclosed proxy is solicited by and on behalf of the Board of Directors.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     At the close of business on February 25, 1998, which is the record date fixed for determination of stockholders entitled to vote at the meeting, there were 167,971,048 Common Shares and 1,000,000 Preferred Shares outstanding, each entitled to one vote.

     As of February 25, 1998, the beneficial owners of 5% or more of any class of the Company's securities entitled to vote at the meeting and which were known to the Company were:

                                            No. of Common              Percent of
            Name and Address                    Shares                 Class (%)
            ----------------                -------------              ----------
Patrick G. Ryan                               20,481,873(1)               12.2
  c/o Aon Corporation
  123 North Wacker Drive
  Chicago, IL 60606
Brinson Partners, Inc.                        11,215,175(2)                6.7
  209 S. LaSalle Street
  Chicago, IL 60604
Putnam Investments, Inc.                      10,232,241(2)                6.1
  One Post Office Square
  Boston, MA 02109
                                           No. of Preferred            Percent of
            Name and Address                    Shares                   Class
-----------------------------------------     ----------                 -----
W. Clement Stone                                 400,000                    40
  c/o W. Clement Stone
  Enterprises, Inc.
  P.O. Box 649
  Lake Forest, IL 60045
Jessie V. Stone                                  600,000                    60
  c/o W. Clement Stone
  Enterprises, Inc.
  P.O. Box 649
  Lake Forest, IL 60045

------------

(1) Includes 14,909,625 Common Shares owned by Ryan Enterprises Corporation of Illinois or its wholly-owned subsidiaries ("REC") or by Ryan Holding Corporation of Illinois or its wholly-owned subsidiaries ("RHC") and 2,069 shares owned by the Company's Employee Stock Ownership Plan and allocated to Mr. Ryan, and 196,909 shares beneficially owned and attributed to Mr. Ryan pursuant to his investment in the Aon Common Stock Fund through the Aon Savings Plan. Mr. Ryan, his wife and his children own all of the outstanding common stock of REC and RHC, and Mr. and Mrs. Ryan and two of their sons are the sole Directors of REC and RHC. Accordingly, the Common Shares held by REC and RHC are included in the shares beneficially owned by Mr. Ryan. Also includes 864,900 Common Shares held of record and beneficially owned by Mrs. Ryan; Mr. Ryan disclaims any beneficial interest in these shares. Under the terms of the Employee Stock Ownership Plan and under the terms of the Aon Savings Plan, as a participant in such plans Mr. Ryan is entitled to direct the manner in which the respective trustees will vote the shares allocated to him. Unallocated shares of the plans are voted by the respective trustees in the same manner and proportion as allocated shares for which timely instructions have been received from all participants. Also includes 90,000 shares which Mr. Ryan has the right to acquire pursuant to presently exercisable stock options and options which will become exercisable within 60 days of February 25, 1998.

(2) Includes to the best knowledge of the Company all shares beneficially owned by its parent, subsidiaries and affiliates.

                               AGENDA ITEM NO. 1

                             ELECTION OF DIRECTORS

     Unless a proxy directs to the contrary, it is intended that the proxies will be voted for the election as Directors of the fifteen nominees named on the following pages to hold office until the next succeeding annual stockholders' meeting or until their respective successors are duly elected and qualify. All nominees are currently Directors of the Company, except Ms. Woo, who has been nominated for the first time. Mr. Notebaert was elected as a director in March of this year. While management has no reason to believe that any of the nominees will not be available to serve as a Director, if for any reason any of them should become unavailable, the proxies will be voted for such substitute nominees as may be designated by the Board of Directors. The Directors shall be elected by the vote of the majority of votes present in person or represented by proxy at the meeting. Accordingly, since votes withheld will count as present at the meeting (and will therefore also count towards the establishment of a quorum) a vote withheld for a nominee will adversely effect that nominee's ability to secure the necessary majority of the votes present at the meeting.

     Set forth on the following pages is biographical information concerning each management nominee for election as a Director, the nominee's principal occupation, the period during which the nominee has served as a Director of the Company including service as a Director or employee of Combined Insurance Company of America ("Combined Insurance"), a subsidiary of the Company, or Ryan Insurance Group, Inc. ("Ryan Group"), which merged with the Company in 1982. Ages shown for all Directors are as of December 31, 1997. There are no nominees for the Board other than the management nominees.

--------------------------------------------------------------------------------

PATRICK G. RYAN                                              Director since 1965

Patrick G. Ryan has been Chairman of the Board of the Company since 1990 and President and Chief Executive Officer of the Company since the merger of the Company and Ryan Group in 1982. Prior to the merger, Mr. Ryan served as Chairman of the Board and Chief Executive Officer of Ryan Group. Mr. Ryan served as a director of First Chicago NBD Corporation from 1983 until May, 1997. He is a director of the Tribune Company and Sears, Roebuck and Co. and serves as Chairman of the Board of Trustees of Northwestern University and as a Trustee of Rush-Presbyterian-St. Luke's Medical Center. He serves as Chairman of the Executive Committee of the Company.

Age: 60

--------------------------------------------------------------------------------

DANIEL T. CARROLL                                            Director since 1980

Mr. Carroll is Chairman of The Carroll Group, a management consulting firm. From early 1980 until early 1982, he was President and Chief Executive Officer and a Director of Hoover Universal, Inc. From 1975 until early 1980, he was President of Gould Inc. He is director of A.M. Castle Co.; American Woodmark Corporation; Comshare, Inc.; Diebold, Inc.; Oshkosh Truck Corporation; Wolverine World Wide, Inc.; and Woodhead Industries, Inc. He serves as a member of the Audit and the Investment Committees of the Company.

Age: 71

--------------------------------------------------------------------------------

FRANKLIN A. COLE                                             Director since 1984

Mr. Cole, since 1984, has been Chairman of Croesus Corporation, a personal investment company. From 1971 to 1984, he was Chairman and Chief Executive Officer of Walter E. Heller International Corporation (renamed Amerifin Corporation in January 1984), a worldwide diversified financial services company. Mr. Cole is also a director of American National Bank and Trust Company of Chicago; CNA Income Shares, Inc.; Duff & Phelps Utilities Income Inc.; and Local Initiatives Support Corporation. He is a Life Trustee of Northwestern University and Chairman of The Human Relations Foundation of Chicago. He serves as a member of the Audit and the Investment Committees of the Company.

Age: 71

--------------------------------------------------------------------------------

EDGAR D. JANNOTTA                                            Director since 1995

On January 2, 1996, William Blair & Company, L.L.C., an international investment banking firm, converted from a partnership at which time Mr. Jannotta was named Senior Director. Prior to this conversion, Mr. Jannotta joined William Blair & Company in May 1959 as an Associate, became a Partner in January 1965, Assistant Managing Partner in June 1973, Managing Partner in September 1977, and Senior Partner in January 1995. He is a director of AAR Corp.; Bandag, Incorporated; Molex Incorporated; New York Stock Exchange, Inc.; Oil-Dri Corporation of America; Safety-Kleen Corp.; and Unicom Corporation. He serves as a member of the Investment and the Organization and Compensation Committees of the Company.

Age: 66

--------------------------------------------------------------------------------

PERRY J. LEWIS                                               Director since 1972

Mr. Lewis is a Managing Director of Morgan Lewis Githens & Ahn, an investment banking firm. Until October 1, 1979, Mr. Lewis was Senior Vice President and a director of Smith Barney, Harris Upham & Co., Inc. He is a director of Chancellor Media Corporation; Gradall Industries, Inc.; ITI Technologies, Inc.; and Stuart Entertainment, Inc. He serves as a member of the Audit and the Investment Committees of the Company.

Age: 59

--------------------------------------------------------------------------------

ANDREW J. MCKENNA                                            Director since 1970

Mr. McKenna served as a Director of Ryan Group from 1970 until 1982 when he was elected to the Board of Directors of the Company. He is Chairman and Chief Executive Officer of Schwarz Paper Company, a printer, converter, producer and distributor of packaging and promotional materials; and a director of Dean Foods Company, The First National Bank of Chicago, First Chicago NBD Corporation, McDonald's Corporation, Skyline Corporation, and the Tribune Company. He is Chairman of the Board of Trustees of the University of Notre Dame and Chairman of the Board of Trustees of the Museum of Science and Industry. Mr. McKenna is also a director of Children's Memorial Hospital and the Lyric Opera. He serves as Chairman of the Nominating Committee and as a member of the Organization and Compensation Committee of the Company.

Age: 68

--------------------------------------------------------------------------------

NEWTON N. MINOW                                              Director since 1990

Mr. Minow is Counsel to the Chicago law firm of Sidley & Austin where he served as Partner from 1965 to 1991. He served as Chairman of the Federal Communications Commission from 1961 to 1963. He is a director of Big Flower Press Holdings Inc.; Manpower, Inc. and Sara Lee Corporation. Mr. Minow is former Chairman of the Carnegie Corporation of New York, an Advisory Trustee and former Chairman of the Board of Trustees of The RAND Corporation, and former Chairman of the Board of Governors of the Public Broadcasting Service. He is a Life Trustee of Northwestern University, a Life Trustee of the University of Notre Dame and is the Annenberg Professor of Communications and Law at Northwestern University. He serves as a member of the Organization and Compensation and the Nominating Committees of the Company.

Age: 71

--------------------------------------------------------------------------------

RICHARD C. NOTEBAERT                                         Director since 1998

Mr. Notebaert has been Chairman of the Board, President and Chief Executive Officer of Ameritech Corporation, a full-service communications company, since April 1994. Mr. Notebaert served as President and Chief Executive Officer of Ameritech Corporation from January 1994 to April 1994, as President and Chief Operating Officer from June 1993 to January 1994 and as Vice Chairman from January 1993 to June 1993. He served as President of Ameritech Services, Inc., a wholly-owned subsidiary of Ameritech's five state telephone companies, from June 1992 to January 1993, as President of Ameritech's Indiana Bell subsidiary from 1989 to 1992 and as President of Ameritech Mobile Communications, Inc. from 1986 to 1989. Mr. Notebaert is a director of Sears, Roebuck and Co., a Charter Trustee of Northwestern University, a Trustee of the University of Notre Dame and the Chicago Symphony Orchestra. He is currently a member of The Business Council, The Business Roundtable, The Council on Competitiveness, The Chicago Council on Foreign Relations, The Civic Committee of The Commercial Club of Chicago and The Economic Club of Chicago.

Age: 50

--------------------------------------------------------------------------------

DONALD S. PERKINS                                            Director since 1983

Mr. Perkins retired from Jewel Companies Inc., the retail supermarket and drug chain, in 1983. He had been with Jewel since 1953, serving as President from 1965 to 1970, as Chairman of the Board of Directors from 1970 to 1980, and as Chairman of the Executive Committee until his retirement. He is a director of Cummins Engine Company, Inc.; Current Assets; LaSalle Street Fund, Inc.; LaSalle U.S. Realty Income & Growth Fund, Inc.; Lucent Technologies; Nanophase Technologies, Inc.; Ryerson Tull, Inc.; Springs Industries, Inc.; and Time Warner, Inc. He is a trustee for The Putnam Funds, and is Vice Chairman of the Board of Trustees of Northwestern University. He serves as Chairman of the Organization and Compensation Committee and as a member of the Nominating Committee of the Company.

Age: 70

--------------------------------------------------------------------------------

JOHN W. ROGERS, JR.                                          Director since 1993

Mr. Rogers is President of Ariel Capital Management, Inc., the institutional money management firm which he founded in 1983. He is also a director of First Chicago NBD Corporation; The First National Bank of Chicago; and Burrell Communications Group Inc. Mr. Roger's civic affiliations include: President of the Board of Commissioners of the Chicago Park District; Director of the Chicago Urban League; Former Member of the Board of Governors of the National Association of Securities Dealers, Inc.; Trustee of Rush-Presbyterian--St. Luke's Medical Center; Board Member of the Chicago Symphony Orchestra; Director of Family Focus, Inc.; Member of the Council on the Graduate School of Business of the University of Chicago; and a former member of the Board of Trustees of Princeton University. He serves as a member of the Audit and the Investment Committees of the Company.

Age: 39

--------------------------------------------------------------------------------

GEORGE A. SCHAEFER                                           Director since 1991

Mr. Schaefer served as Chairman and Chief Executive Officer of Caterpillar Inc., the construction machinery and equipment manufacturing company, from 1985 until his retirement in July, 1990. Mr. Schaefer is a director of Caterpillar Inc.; Helmerich & Payne, Inc.; Autoliv, Inc.; and Morton International, Inc. He is a member of The Business Council. He serves as Chairman of the Audit Committee and as a member of the Organization and Compensation Committee of the Company.

Age: 69

--------------------------------------------------------------------------------

RAYMOND I. SKILLING                                          Director since 1977

Mr. Skilling has served as Executive Vice President and Chief Counsel of the Company since 1980. Between 1976 and 1980 he was Executive Vice President--Planning and Implementation. Prior to that he was a partner in the international law firm now called Clifford Chance, headquartered in London, England. Mr. Skilling has been a legal advisor to the Company since 1967. He serves as a member of the Executive Committee of the Company.

Age: 58

--------------------------------------------------------------------------------

FRED L. TURNER                                               Director since 1991

Mr. Turner is Senior Chairman, Chairman of the Executive Committee and a Director of McDonald's Corporation, the international fast food restaurant franchising company. Mr. Turner joined McDonald's Corporation in 1956 and assumed his current position in 1990, after serving that company as Chairman of the Board and Chief Executive Officer. Mr. Turner is also a director of Baxter International, Inc.; W.W. Grainger, Inc.; and Ronald McDonald House Charities. He serves as a member of the Organization and Compensation Committee and as Chairman of the Investment Committee of the Company.

Age: 64

--------------------------------------------------------------------------------

ARNOLD R. WEBER                                              Director since 1991

Dr. Weber served as President of Northwestern University from 1985 until 1994. On January 1, 1995 he became Chancellor of Northwestern University. From 1980 to 1985, Dr. Weber was President of the University of Colorado. Dr. Weber has also held various senior federal government positions including Executive Director of the Cost of Living Council and Associate Director of the Office of Management and Budget. He is a director of Burlington Northern Santa Fe Corporation; Inland Steel Industries, Inc.; PepsiCo, Inc.; Deere & Company; and the Tribune Company. He is a trustee of the University of Notre Dame. He serves as a member of the Audit and Investment Committees of the Company.

Age: 68

--------------------------------------------------------------------------------

CAROLYN Y. WOO

Dr. Woo assumed the deanship of the College of Business at the University of Notre Dame in August 1997. From 1995 to 1997, she served as Associate Executive Vice President of Academic Affairs at Purdue University and from 1993 to 1995 as Director of the Professional Master's Programs in the Krannert School of Management at Purdue University. She joined Purdue University as an Assistant Professor in 1981 and was promoted to Full Professor in 1991. Dr. Woo currently serves on the Board of Directors of Bindley-Western Industries, Inc. and of NIPSCO Industries, Inc.

Age: 43

--------------------------------------------------------------------------------

                           OWNERSHIP OF COMMON SHARES

     The following table sets forth the number of Common Shares beneficially owned as of February 25, 1998 by each Director including Patrick G. Ryan and Raymond I. Skilling, by each of the other four most highly compensated executive officers, and by all Directors and the Named Executives (as hereinafter defined) combined. As used in this Proxy Statement, "beneficially owned" means the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). The table therefore does not include the "phantom stock" shares held under the Outside Director Deferred Compensation and Stock Award Plans (see "Compensation of the Board of Directors"), the Aon Deferred Compensation Plan (see "Executive Compensation"), or the Aon Stock Award Plan (see "Organization and Compensation Committee Report--Long Term Incentive Compensation--Aon Stock Award Plan") except as noted in footnotes 7 and 8.

                                                                    No. of Shares        Percent of
                         Directors                              Beneficially Owned(1)     Class(2)
                         ---------                              ---------------------    ----------
Patrick G. Ryan(3)(4)(8)....................................         20,481,873             12.2
Daniel T. Carroll(9)........................................              3,150                *
Franklin A. Cole(9).........................................              3,375                *
Edgar D. Jannotta(9)........................................             38,025                *
Perry J. Lewis(9)...........................................              5,175                *
Joan D. Manley..............................................              6,075                *
Andrew J. McKenna(9)........................................             11,025                *
Newton N. Minow(9)..........................................             90,675                *
Richard C. Notebaert(9).....................................                731
Peer Pedersen...............................................             21,717                *
Donald S. Perkins(5)(9).....................................              7,650                *
John W. Rogers, Jr.(6)(9)...................................              4,437                *
George A. Schaefer(9).......................................              6,525                *
Raymond I. Skilling(3)(4)(7)(8).............................            434,956                *
Fred L. Turner(9)...........................................              3,880                *
Arnold R. Weber(9)..........................................              2,250                *
Carolyn Y. Woo(9)...........................................                675
     Totals.................................................         21,122,194
Executives
------------------------------------------------------------
Daniel T. Cox(3)(4)(7)(8)...................................             74,856                *
Harvey N. Medvin(3)(4)(7)(8)(10)............................            530,720                *
Michael D. O'Halleran(3)(4)(7)..............................             93,165
All Directors and Named Executives combined (19 persons)....         21,820,935             13.0

------------
(1) The Directors and Named Executives, and all Directors and the Named Executives combined, have sole voting power and sole investment power over the Common Shares listed, except as indicated in note (3) and in the table below:

                                                        Number of
                                                          Common      Voting    Investment
                                                          Shares      Power       Power
                                                        ----------    ------    ----------
Patrick G. Ryan.....................................    14,909,625    Shared      Shared
Franklin A. Cole....................................         2,700    Shared      Shared
Arnold R. Weber.....................................         1,575    Shared      Shared
Michael D. O'Halleran...............................        47,913    Shared      Shared
All Directors and Named Executives combined
  (other than as indicated in note (3)).............    14,961,813

(2) An asterisk indicates that the percentage of shares beneficially owned by the named individual does not exceed one percent (1%) of the Company's Shares.

 (3) Includes the following Common Shares beneficially owned by members of the immediate family of the directors and Named Executives: 864,900 by Mrs. Ryan; 3,850 by Mrs. Cox; 450 by Mr. Cox's son; 3,375 by Mrs. Medvin; 33,750 by Mrs. Minow; 25,381 by Mrs. O'Halleran; and 249,889 by Mrs. Skilling (Mrs. Skilling and Mrs. Ryan are sisters). As to the Common Shares so held, the directors and Named Executives disclaim beneficial ownership.

 (4) Includes beneficial interest in the allocated shares of the Aon Employee Stock Ownership Plan ("ESOP"), and includes beneficial interest in attributable shares of the Aon Common Stock Fund held pursuant to investment through the Aon Savings Plan, but excludes the unallocated shares of the ESOP. Unallocated Common Shares owned by the ESOP, which are owned for the benefit of all participating employees, totaled 733,941. The allocated and unallocated shares owned by the ESOP, and the attributed Common Shares of the Aon Common Stock Fund of the Aon Savings Plan are voted by the trustees as directed by their respective participants.

 (5) Excludes 9,942,331 Common Shares held in trust by The Putnam Funds for which Mr. Perkins is a trustee and has shared voting and investment power. As to the Common Shares so held, Mr. Perkins disclaims beneficial ownership.

 (6) Ariel Capital Management, Inc., of which Mr. Rogers is President and founder, does not beneficially own any Common Shares nor has it beneficially owned any Common Shares during Mr. Rogers' tenure on the Board of the Company.

 (7) Does not include shares awarded under the Aon Stock Award Plan which are not yet vested. See "Summary Compensation Table." Also does not include shares awarded which have vested but receipt of which have been deferred under the Aon Stock Award Plan. Such shares are credited to a bookkeeping account on a dividend reinvested basis. Accumulated balances as of December 31, 1997 were as follows: Mr. Cox, 21,381; Mr. Medvin, 5,052.

 (8) Includes the following number of Common Shares which the respective Directors and Named Executives will have the right to acquire pursuant to presently exercisable employee stock options, or stock options or stock awards which will become exercisable or vested within 60 days following February 25, 1998: Patrick G. Ryan, 90,000; Daniel T. Cox, 16,875; Harvey
     N. Medvin, 26,625; Raymond I. Skilling, 7,500.

 (9) Includes 675 Common Shares which each outside Director will have the right to acquire pursuant to the Aon Outside Director Stock Award Plan within 60 days following February 25, 1998.

(10) Excludes 3,300 shares owned by a charitable foundation for which Mr. Medvin's spouse acts as a trustee and has shared voting and investment control.

                     COMPENSATION OF THE BOARD OF DIRECTORS

     Each Director who is not a salaried employee of the Company or any of its subsidiaries ("an outside Director") receives a $20,000 yearly retainer for services to the Board of Directors. In addition, the Chairman of the Nominating, the Organization and Compensation, the Audit, and the Investment Committees, respectively, receives an additional $2,500 annually for services in such capacities. In addition to the above retainers, outside Directors receive $750 for each Board and Board Committee meeting attended. Under the Aon Outside Director Stock Award Plan (as amended and restated in 1994) (the "Award Plan"), outside Directors are granted 675 (as adjusted for the May 1997 stock split) Common Shares each year following their election at the annual meeting of stockholders. Any outside Director elected to the Board other than at the annual stockholders' meetings receives a pro rata number of Common Shares. Officers of the Company or its subsidiaries do not receive any additional compensation for membership on the Board of Directors or any of its Committees.

     Under the Award Plan, outside Directors are also entitled to certain benefits when they retire from the Board. The Award Plan provides for an amount to be credited to an account on behalf of each outside Director, as follows:

        (i) $10,000 for each annual period of Board service prior to 1994, but not more than $100,000 in the aggregate; and

        (ii) $20,000 per annum for each annual period of service commencing with April 15, 1994.

The pre-1994 amount will accrue pro rata over the number of years between 1994 and the normal retirement date of the Director. The benefit for the years of service commencing in 1994 will accrue in full on each service anniversary date. Upon retirement from the Board, or upon death or disability, the vested value accumulated in the account as to a particular outside Director (the "Accrued Vested Retirement Amount") will be distributed in ten substantially equal installments consisting of Common Shares. The amount of Common Shares to be delivered will be calculated by dividing the Accrued Vested Retirement Amount by the average of the high and low market price of Common Shares on the normal retirement date for each outside Director.

     In 1994, the Company established an Outside Director Bequest Plan (the "Bequest Plan"). The purpose of the Bequest Plan is to acknowledge the service of outside Directors, to recognize the mutual interest of the Company and its outside Directors in supporting worthy charitable institutions and to assist the Company in attracting and retaining outside Directors of the highest caliber. The Company is funding the Bequest Plan generally through the maintenance of life insurance policies on its outside Directors. The charitable donations by the Company will be directed to charitable institutions designated by the outside Directors. The Bequest Plan is designed so that upon the deaths of specified outside Directors, it will then donate a maximum of $100,000 per outside Director each year for ten years in the name of the outside Director to tax qualified institutions designated by the outside Director. Individual outside Directors derive no financial benefit from the Bequest Plan since any and all insurance proceeds and tax deductible charitable donations accrue solely to the Company. An outside Director is not eligible to participate in the Bequest Plan until he or she has completed one full year of service on the Board. The Board retains at all times the right to terminate the Bequest Plan and to decline to make any requested bequest if, in the Board's judgment, doing so is in the best interests of the Company and its stockholders.

            DIRECTORS DEFERRED STOCK ARRANGEMENTS AND SECTION 16(A)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to the outside Director Deferred Compensation Plan (the "Deferred Plan"), and pursuant to the Award Plan, outside Directors may defer cash compensation and Common Shares earned into phantom stock accounts, the value of which is measured by reference to Common Shares.

     Under the Deferred Plan, outside Directors elect that portion of the annual retainer and fees (collectively referred to as "Fees") which will be credited to either a cash account, the earnings of which are based on one-year Treasury bills, or a stock account whose value is based upon the performance of the Common Shares on a dividend reinvested basis. The cash account is a bookkeeping device only and no funds are actually invested or set aside for the outside Directors' benefit. The outside Directors' stock accounts are credited with the number of phantom shares that could have been purchased at the average of the high and low price of the Common Shares on the date the Fees are earned. The phantom stock account does not consist of actual shares, but is maintained for bookkeeping purposes only. As dividends are declared on Common Shares, each outside Director's phantom stock account, for bookkeeping purposes, is credited with the dividends which would have been earned if Common Shares had been purchased and the funds so credited are treated as if reinvested in Common Shares. Each participating outside Director specifies a payout schedule, including a commencement date, pursuant to which the Company will distribute to the outside Director the amount in the outside Director's cash account and either the cash equivalent of the amount in the outside Director's phantom stock account, or Common Shares equal to the number of shares of phantom stock.

     Under the Award Plan, outside Directors may also elect to defer receipt of the 675 Common Shares and instead maintain a phantom stock account. As dividends are declared on Common Shares, each outside Director's phantom stock account, for bookkeeping purposes, is credited with the dividends which would have been earned if Common Shares had been received and the funds so credited are treated as if reinvested in Common Shares. Outside Directors may choose a time and schedule for pay-out of the phantom stock account in Common Shares plus the cash equivalent of any fractional shares.

     The following table shows, as of February 25, 1998, the total number of shares credited to the outside Directors' respective phantom stock accounts under the Deferred Plan and under the Award Plan ("Phantom Shares"), and the number of Common Shares representing the Accrued Vested Retirement Amount (the "Retirement Shares") for each outside Director under the Award Plan:

                                                 Number of         Number of
                                                  Phantom          Retirement
Director                                          Shares             Shares
--------                                         ---------         ----------
Daniel T. Carroll*.............................    27,209             4,106
Franklin A. Cole*..............................    34,607             3,649
Edgar D. Jannotta*.............................    4, 640               307
Perry J. Lewis.................................     6,212             2,395
Joan D. Manley*................................    16,317             2,654
Andrew J. McKenna*.............................    27,409             2,965
Newton N. Minow................................     7,489             2,190
Peer Pedersen**................................    32,044             4,865
Donald S. Perkins*.............................    16,266             3,649
John W. Rogers, Jr.*...........................     6,356               925
George A. Schaefer.............................     2,701             1,551
Fred L. Turner*................................    11,160             1,451
Arnold R. Weber*...............................     8,158             1,517
                                                  -------            ------
       Total...................................   200,568            32,224

     The Company has fully reported deferrals by outside Directors of cash compensation into Phantom Share accounts in the Deferred Plan and in the Award Plan on a cumulative basis for each year since 1993 in a form similar to that set out in the above table, despite the fact that the Company was not required to do so under the relevant proxy rules. Based on the Company's review of copies of Forms 3, 4, and 5, and amendments thereto, the Company believes that since January 1, 1997 all relevant reports required to be filed have been filed, subject to the following exceptions. The 1994 and 1995 deferrals of cash compensation into Phantom Share accounts pursuant to the Deferred Plan by each of the outside Directors indicated by an asterisk in the above table and the 1994, 1995 and 1996 deferrals of cash compensation into the Phantom Share account of the outside Director indicated by an additional asterisk were all reported on Forms 5 on February 17, 1998, later than required, due to errors by the Company. No such outside Director has disposed of any Common Shares since 1993 or has begun receiving any deferred amounts. In the interest of continuing to keep all stockholders informed of deferrals of cash compensation by outside Directors into Phantom Share accounts under the Deferred Plan, under the Award Plan and the number of Common Shares representing the Accrued Vested Retirement Amount, the Company intends to continue to make voluntary disclosures in future years in the form of the above table.

                 THE BOARD OF DIRECTORS COMMITTEES AND MEETINGS

     The Board of Directors of the Company has appointed standing committees, including Executive, Audit, Investment, Organization and Compensation, and Nominating Committees. Membership on the committees since the last annual meeting of the Board in 1997 has been as follows:

                                                                 Organization and
     Executive               Audit             Investment          Compensation           Nominating
     ---------               -----             ----------        ----------------         ----------
Patrick G. Ryan(1)   George A. Schaefer(1)  Fred L. Turner(1)  Donald S. Perkins(1)  Andrew J. McKenna(1)
Peer Pedersen        Daniel T. Carroll      Daniel T. Carroll  Edgar D. Jannotta     Joan D. Manley
Raymond I. Skilling  Franklin A. Cole       Franklin A. Cole   Andrew J. McKenna     Newton N. Minow
                     Joan D. Manley         Edgar D. Jannotta  Newton N. Minow       Peer Pedersen
                     Perry J. Lewis         Perry J. Lewis     George A. Schaefer    Donald S. Perkins
                     John W. Rogers, Jr.    Peer Pedersen      Fred L. Turner
                     Arnold R. Weber        John W. Rogers,
                                            Jr.
                                            Arnold R. Weber

------------

(1) Chairman.

     When the Board of Directors is not in session, the Executive Committee is empowered to exercise such powers and authority in the management of the business and affairs of the Company as would be exercised by the Board of Directors, subject to certain exceptions. The Executive Committee met once during 1997, and acted by unanimous written consent on five occasions.

     The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the financial and accounting practices of the Company and the internal controls related thereto, and represents the Board of Directors in connection with the services rendered by the Company's independent auditors. The Audit Committee met three times during 1997.

     The Investment Committee is responsible for the formation of broad investment policy applicable to the operating subsidiaries of the Company. This policy is implemented by all subsidiaries based on the specific financial requirements of the individual units. The Investment Committee met five times during 1997.

     The Nominating Committee recommends nominees to the Board to fill vacancies or as additions to the Board of Directors. Although the Committee does not specifically solicit suggestions from stockholders regarding possible candidates, the Committee will consider stockholders' recommendations. Suggestions, together with a description of the proposed nominee's qualifications, stock holdings in the Company, other relevant biographical information, and an indication of the willingness of the proposed nominee to serve, should be sent to the Corporate Secretary of the Company. Suggestions may be submitted at any time of year but should be received by November 13 in order to be considered in connection with the annual meeting of the Company's stockholders in the spring of the following year. The Nominating Committee did not meet during 1997, but did meet in March of 1998, at which time it discussed the vacancies which would result from the retirements from the Board of Ms. Manley and Mr. Pedersen, each of which will become effective as of April 17, 1998. The Committee unanimously recommended Mr. Notebaert and Ms. Woo as nominees for election at the earliest practicable date. Mr. Notebaert was first elected by the Board of Directors on March 5, 1998; Ms. Woo is a nominee for election at the annual meeting of the Company on April 17, 1998.

     The Organization and Compensation Committee annually reviews and determines the compensation of the Chairman, President and Chief Executive Officer of the Company. The Organization and Compensation Committee also reviews, advises and consults with the Chairman, President and Chief Executive Officer on the compensation of other officers and key employees and as to the Company's policy on compensation. The Organization and Compensation Committee also administers the Aon Stock Option Plan, the Aon Stock Award Plan and the Aon Deferred Compensation Plan, including granting stock options and stock awards and interpreting the plans, and has general oversight responsibility with respect to the Company's other employee benefit programs. In addition, the Organization and Compensation Committee also renders advice and counsel to the Chairman, President and Chief Executive Officer on the selection of senior officers of the Company and key executives of the Company's major subsidiaries. The Organization and Compensation Committee met six times during 1997.

     The Board of Directors met eight times during 1997 and acted by unanimous written consent on one occasion. All incumbent Directors attended at least 75% of the meetings of the Board and all committees of the Board on which the respective Directors served.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief Executive Officer and the other four most highly compensated executives (the "Named Executives") for the three fiscal years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                     Other                     Long-                  All
                                                                    Annual     Restrictive     Term                  Other
                                                                    Compen-       Stock      Incentive   Options/   Compen-
        Name and Principal                                          sation      Award(s)      Payouts      SARs     sation
             Position                Year   Salary $     Bonus $      ($)        ($)(1)         ($)        (#)      ($)(2)
        ------------------           ----   --------     -------    -------    -----------   ---------   --------   -------
Patrick G. Ryan....................  1997   1,032,692     731,250   258,114(3)                           225,000    187,637
  Chairman, President, Chief         1996     957,692   1,620,000   178,659                              150,000    184,513
  Executive Officer & Director       1995     886,968     742,500   163,697                               75,000     53,396
Daniel T. Cox......................  1997     439,231     456,750                                                    91,617
  Executive Vice President           1996     415,385     528,000                 515,000                            72,244
                                     1995     401,305     365,500                                                    29,650
Harvey N. Medvin...................  1997     501,923     356,250(4)                                      25,000     95,893
  Executive Vice President,          1996     463,462     637,500                 772,500                 22,500     86,142
  Chief Financial Officer            1995     428,600     361,250                 375,500                            30,332
  & Treasurer
Michael D. O'Halleran(5)...........  1997     750,000     582,500                                                   125,623
  President & Chief                  1996     750,000     850,000   302,630     1,490,625                           525,611
  Operating Officer, Aon Group,      1995     750,000     665,000                                                    50,938
    Inc.
Raymond I. Skilling................  1997     501,923     356,250                 650,625                 35,000     97,376
  Executive Vice President,          1996     463,462     637,500                                                    87,550
  Chief Counsel & Director           1995     428,600     361,250                 375,500                            30,332

------------

(1) As of December 31, 1997, the Named Executives held the following number of unvested shares of restricted stock granted pursuant to the Aon Stock Award Plan, the vesting schedule for which and the market value (the average high and low price on the relevant date) of which, on the dates of grant and as of year-end 1997 are respectively set forth below:

                                    No. Shares   Date of Grant   December 31, 1997    Last Vesting
                                     Unvested      Value ($)           Value              Date
                                    ----------   -------------   -----------------    ------------
Daniel T. Cox.....................    48,750       1,041,241         2,827,500        March 14, 2006
Harvey N. Medvin..................    61,125       1,403,998         3,545,250        March 14, 2006
Michael D. O'Halleran.............   173,427       3,959,964        10,058,766       January 2, 2006
Raymond I. Skilling...............    41,250       1,146,562         2,392,500        March 20, 2007

No dividends are paid on shares of unvested restricted stock.

(2) The amounts disclosed in this column include:

     (a) Company contributions of $4,800 in fiscal year 1997 under the Aon Savings Plan, a defined contribution plan, on behalf of each of the Named Executives except Mr. Ryan who no longer participates in the Plan.

     (b) Company contributions of $11,090 in fiscal year 1997 under the ESOP, on behalf of each of the Named Executives.

     (c) Company contributions of the following amounts in fiscal year 1997 under the Aon Supplemental ESOP on behalf of Mr. Ryan, $111,176; Mr. Cox, $51,014; Mr. Medvin, $48,393; Mr. O'Halleran, $79,885; and Mr.
         Skilling, $48,393.

     (d) Company contributions of the following amounts for fiscal 1997 under the Aon Executive Life Insurance Plan, a split-dollar arrangement, on behalf of Mr. Ryan, $65,371; Mr. Cox, $24,713; Mr. Medvin, $31,610; Mr.
         O'Halleran, $29,848; and Mr. Skilling, $33,093.

(3) Represents perquisites related to the personal use of company-owned automobiles and aircraft, and miscellaneous personal services provided for business purposes considered to be reasonable and necessary business expenses of the Company which, in the case of Mr. Ryan for 1997, consisted of the use of the Company aircraft and the use of a Company car and driver.

(4) Mr. Medvin deferred receipt of $106,854 of this amount pursuant to the Company's Deferred Compensation Plan.

(5) Mr. O'Halleran and a subsidiary of the Company have entered into an employment contract having a term ending December 31, 1998, subject to renewal. The contract provides: an annual base salary of $750,000 and benefits generally available to senior executives; stock awards in the amount of 20,000 shares (subject to subsequent stock splits) on January 1 of 1994, 1996 and 1998; and restrictive covenants for the benefit of the Company for a period of two years following termination. The contract may be terminated with or without cause. In the event of an involuntary termination (except for cause, as defined in the contract) or death or disability prior to December 31, 1998, additional compensation in the amount of $750,000 will be paid and the unvested portion of any stock award already made will be accelerated and become fully vested. If the contract is not renewed after December 31, 1998, compensation will continue to be paid at the contractual rate for two years.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)

     The following table provides information on stock option exercises in fiscal 1997 by the Named Executives:

                                                                                          Value of Unexercised
                                                           Shares Subject to           In-the-Money Options/SAR's
                             Shares        Value        Options Fiscal Year-End          at Fiscal Year End(2)
                            Acquired      Realized    ----------------------------    ----------------------------
         Name              on Exercise     ($)(1)     Exercisable    Unexercisable    Exercisable    Unexercisable
         ----              -----------    --------    -----------    -------------    -----------    -------------
Patrick G. Ryan........          --            --       40,500          544,500        1,432,124      12,744,756
Daniel T. Cox..........          --            --        6,750           15,750          238,687         556,937
Harvey N. Medvin.......          --            --       13,500           79,000          477,374       1,770,592
Michael D.
  O'Halleran...........          --            --           --               --               --              --
Raymond I. Skilling....       6,750       132,656           --           50,750               --         730,841

------------

(1) Based upon the average high and low price of the Common Shares as of the date exercised.

(2) Based upon the average high and low price of the Common Shares as of December 31, 1997.

                       OPTION GRANTS IN 1997 FISCAL YEAR

     During 1997, Mr. Ryan, Mr. Medvin, and Mr. Skilling were granted options to purchase of shares the Company's Common Stock. Subject to the terms of the Aon Stock Option Plan(1), additional information regarding these options is set forth in the table below:

                                     Individual Grants                                          Grant Date Value
--------------------------------------------------------------------------------------------    ----------------
                                   Number of       Percent of
                                  securities     total options
                                  underlying       granted to      Exercise or                     Grant Date
                                    option         employees       base price     Expiration        Present
             Name                   granted      in fiscal year      ($/Sh)          Date         Value($)(2)
             ----                 -----------    --------------    -----------    ----------    ----------------
Patrick G. Ryan...............      225,000           14.5           43.3750       3/20/2007       2,364,790
Harvey N. Medvin..............       25,000            1.6           53.0313       7/18/2007         321,250
Raymond I. Skilling...........       35,000            2.2           53.0313       7/18/2007         449,750

------------

(1) Optionees have no right to receive dividends on or vote any shares until such shares have been delivered. The total amount of shares disclosed in this table will vest in accordance with the normal vesting schedule, as follows:

                            Name                                   Date       Percent Vested
                            ----                                   ----       --------------
Patrick G. Ryan.............................................    03/20/2000          30%
                                                                03/20/2001          50%
                                                                03/20/2002          70%
                                                                03/20/2003         100%
Harvey N. Medvin and Raymond I. Skilling....................    07/18/2000          30%
                                                                07/18/2001
                                                                                    50%
                                                                07/18/2002
                                                                                    70%
                                                                07/18/2003
                                                                                   100%

(2) Based upon the Black-Scholes Option Pricing Model assuming a volatility rate of .1809, a risk free interest rate of 6%, a dividend yield of 2.0% and that 475 days on average elapse between vesting and exercise.

                               PENSION PLAN TABLE

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (65 years) under the Company's qualified defined benefit pension plan (the "Aon Pension Plan"), as well as under the non-qualified supplemental pension plan (the "Excess Benefit Plan"). The Excess Benefit Plan provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries:

                                                             Years of Service
                               ----------------------------------------------------------------------------
Remuneration($)                   10         15         20         25         30         35          40
---------------                --------   --------   --------   --------   --------   --------   ----------
$ 600,000....................  $100,500   $130,500   $160,500   $190,500   $220,500   $250,500   $  280,500
  800,000....................   134,000    174,000    214,000    254,000    294,000    334,000      374,000
 1,000,000...................   167,500    217,500    267,500    317,500    367,500    417,500      467,500
 1,200,000...................   201,000    261,000    321,000    381,000    441,000    501,000      561,000
 1,400,000...................   234,500    304,500    374,500    444,500    514,500    584,500      654,500
 1,600,000...................   268,000    348,000    428,000    508,000    588,000    668,000      748,000
 1,800,000...................   301,500    391,500    481,500    571,500    661,500    751,500       841500
 2,000,000...................   335,000    435,000    535,000    635,000    735,000    835,000      935,000
 2,200,000...................   368,500    478,500    588,500    698,500    808,500    918,500    1,028,500

     A participant's remuneration covered by the Aon Pension Plan and the Excess Benefit Plan is the average of his or her base salary for each fiscal year prior to 1993, and the aggregate of base salary and certain eligible bonus payments for the 1993 fiscal year and each fiscal year thereafter, for the five consecutive calendar plan years during the last ten years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full calendar years, the period of his or her employment with the Company and its subsidiaries. Covered compensation and the estimated years of service for each individual comprising the Executive Group as of December 31, 1997 are: Mr. Ryan $1,763,942 and 19 years; Mr. Cox $895,981 and 11 years; Mr. Medvin $858,173 and 19 years; Mr. O'Halleran $1,332,500 and 9 years; and Mr. Skilling $858,173 and 21 years. The annual pension amounts included in the table above are based upon the following assumptions: (1) amounts are before integration of Social Security benefits which, based upon maximum coverage in effect on December 31, 1997, would reduce the annual amounts shown by: 10 years--$1,465; 15 years--$2,198; 20 years--$2,930; 25 years--$3,663; 30 years--$4,396; 35 years--$5,128; and 40 years--$5,128, (2) retiring participants have attained age 65 and are fully vested, and (3) retiring participants have chosen to have benefits payable as straight life annuities.

    ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation programs are administered by the Organization and Compensation Committee of the Board (the "Compensation Committee") consisting entirely of outside directors. In this capacity the Compensation Committee determines the compensation for the Company's Chief Executive Officer, Patrick G. Ryan, and the compensation of the other Named Executives in consultation with Mr. Ryan. In addition, the Compensation Committee advises and consults with Mr. Ryan regarding the compensation of other officers and key employees.

     The Compensation Committee regards the evaluation of the Chief Executive Officer, Mr. Ryan, as a critical Board of Directors responsibility. As such, Mr. Ryan's compensation is determined following an annual review of his and the Company's performance conducted collectively, without Mr. Ryan, by all outside Directors of the Company. During this review, the outside Directors discuss in detail the extent to which during the most recent fiscal year the Company achieved certain goals agreed to by Mr. Ryan and the outside Directors at the beginning of the year.

     The Compensation Committee has consistently believed that the compensation of the Company's executives should be materially linked with the interests of stockholders. To this end, stock award and stock option programs have become key elements of compensation.

     In order to ensure that the compensation program is competitive and appropriate, the Compensation Committee periodically reviews the levels of executive compensation from a number of general survey sources, with a focus on available data relating to the Named Executives being considered. In addition the Compensation Committee annually retains a nationally recognized compensation consultant unaffiliated with the Company. The compensation consultant assists the Compensation Committee by providing an in-depth analysis of the compensation policies and practices of the Peer Group companies and a comparison thereof to the Company's with specific emphasis on the position of Chairman and Chief Executive Officer. The Peer Group consists of the companies used to prepare the Performance Graph following this report.

     Specifically, the total compensation program is comprised of three distinct components: Base Salary, Short Term Incentive Compensation, and Long Term Incentive Compensation.

BASE SALARY

     Base salaries for the Named Executives are established at levels considered appropriate in light of the executives' responsibilities and performance.

     Relative survey data found that base salaries for Named Executives were competitive with those of comparable Peer Group executives, and, in the aggregate, slightly below the median for the Peer Group. As a result of these findings, the Committee decided to adjust base salaries where performance or the executive's compensation relative to that of comparably situated executives dictated. While base salaries increased on average 5.4% over 1996 levels, the greatest portion of total compensation for the Named Executives is in the form of variable performance based compensation, namely Short Term and Long Term Incentives. On average 63.5% of total compensation was performance based.

SHORT TERM INCENTIVE COMPENSATION

     During 1995, the stockholders approved the 1995 Senior Officer Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan is designed to permit amounts to be paid thereunder during fiscal year 1996 and thereafter to qualify as performance based compensation as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, thereby enhancing the ability of the Company to deduct the full amount paid to a Named Executive even though any such individual's total compensation may exceed $1,000,000.

     Under the terms of the Incentive Plan each Named Executive was eligible to receive a maximum award of 180% of the prior year's Base Salary. However, in no event could an award exceed $3,000,000. Payment of awards is further conditional on the Company's achievement of annually established performance thresholds. The Compensation Committee does, however, have discretion to grant awards which are less than the amounts called for on an aggregate or individual basis, based upon objective and subjective performance criteria tailored to each individual as discussed below.

     Objective criteria included, but were not limited to, achievement of profit objectives, actual versus target annual operating budget performance and actual versus target revenue growth, either as to the Company as a whole, or in part as to those executives responsible for a specific operating unit.

     Subjective performance criteria encompassed evaluation of the initiative and contribution to overall corporate performance and any special projects that each Named Executive may have undertaken or was assigned.

     Early in 1997, the Compensation Committee reviewed the 1996 performance of each Named Executive in light of both the objective and subjective criteria described above, and in general exercised their discretion to reduce awards for 1997.

     With respect to the Chief Executive Officer in 1996, the Compensation Committee also utilized both objective and subjective performance criteria with the greatest weight being placed on certain agreed upon goals relating to both short-term and long-term financial performance of the Company which directly related to the interests of stockholders.

     The Compensation Committee also considered the Chief Executive Officer's performance as it related to certain subjective performance goals that, collectively, the Board of Directors including the Compensation Committee and the Chief Executive Officer, believed could contribute to the Company's long term performance.

     Accordingly, it is believed that the annual incentive awards paid in 1997 to Mr. Ryan, and the other Named Executives, are consistent with the Peer Group considering both the Company's financial performance and the individual's respective performance. Furthermore, the continuing growth of the Company through financially and strategically sound acquisitions and the effective assimilation of these acquisitions into the Company is particularly noteworthy.

LONG TERM INCENTIVE COMPENSATION

     Both the Aon Stock Award Plan and the Aon Stock Option Plan reward executives for long term strategic management and subsequent enhancement of stockholder value by providing the executive with an opportunity to acquire an appropriate ownership interest in the Company.

Aon Stock Award Plan

     The Compensation Committee and the Chief Executive Officer believe that the attraction and retention of key individuals is vital to the long term performance of the Company. The Aon Stock Award Plan has become a critical factor in attaining this result. For example, awards are subject to a ten year vesting schedule which is designed to provide award recipients with a significant incentive to continue their service with the Company.

     Awards under the Aon Stock Award Plan are made based on the Compensation Committee's and the Chief Executive Officer's assessment of an executive's past performance, the Compensation Committee's appraisal of the executive's skills and other strengths, and most significantly the long term contribution the executive can make to the Company's performance. In addition, in making awards the Compensation Committee takes into consideration awards previously made to an executive, and the number of awards outstanding in the aggregate to all award recipients.

     During fiscal year 1997, grants under the Aon Stock Award Plan were made to one of the Named Executives as detailed in the Summary Compensation Table, while the following shares of Common Stock became vested pursuant to grants made in years prior to 1997:

                                                              Shares         Values($)
                                                              ------         ---------
Patrick G. Ryan.............................................      (1)               (1)
Daniel T. Cox...............................................  10,125           497,999
Harvey N. Medvin............................................  10,125           499,594
Michael D. O'Halleran.......................................  32,946         1,430,614
Raymond I. Skilling.........................................   5,625           318,867

------------

(1) Mr. Ryan, though eligible, is not currently participating in the Aon Stock Award Plan.

Aon Stock Option Plan

     In general, options under the Aon Stock Option Plan are granted on criteria similar to, and for similar purposes as, those for the granting of awards under the Aon Stock Award Plan. For 1997, the Compensation Committee continued its recently established practice of providing a portion of total compensation in the form of Long Term Incentive Compensation such as grants under the Stock Option Plan. As a result, in 1997, Mr. Ryan was granted options to purchase 225,000 (as adjusted for the May 1997 three for two stock split) shares of Common Stock with an exercise price equal to the Common Stock market value on the grant date. For more detailed information regarding the options granted to Mr. Ryan refer to the table "Executive Compensation--Option Grants in 1997 Fiscal Year."

     SUBMITTED BY THE ORGANIZATION AND COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

Donald S. Perkins  Andrew J. McKenna  George A. Schaefer
  (Chairman)       Newton N. Minow    Fred L. Turner
Edgar D. Jannotta

                               PERFORMANCE GRAPH

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)

  AON CORPORATION, STANDARD & POOR'S, PEER GROUP AND FORMER PEER GROUP INDICES
                         FISCAL YEARS ENDED DECEMBER 31

        MEASUREMENT PERIOD                                                                  FORMER PEER
      (FISCAL YEAR COVERED)             AON CORP         S & P 500         PEER GROUP          GROUP
1992                                          100.00            100.00            100.00            100.00
1993                                           92.67            110.08            100.66            107.09
1994                                           95.62            111.53             97.66            108.60
1995                                          154.42            153.45            123.18            156.17
1996                                          197.57            188.68            158.33            189.75
1997                                          285.71            251.63            217.18            292.73

(1) The "Peer Group" of the Company is comprised of issuers which are, taken as a whole, in the same industry or which have similar lines of business. The Peer Group has been revised this year to reflect the current business composition of the Company and its operating subsidiaries, which has been affected by, among other things, the acquisition by the Company of one of the former peer group companies as well as other consolidations and trends in the insurance and financial services industry. The new Peer Group comprises: American Federated Life Assurance Company; Arthur J. Gallagher & Co.; E.W. Blanch Holdings Inc.; Marsh & McLennan Companies, Inc.; Poe & Brown Inc.; Provident Companies, Inc.; and Sedgwick Group P.L.C. and Willis Corroon Group P.L.C. (through their ADR's). The performance graph also includes the former peer group, and assumes that the value of the investment in each of Aon Common Shares, the Peer Group and the former peer group index was $100 on December 31, 1992, that each of the $100 invested in the Peer Group index and the former peer group index was allocated pro rata among the Peer Group companies and the former peer group companies according to their respective market capitalizations, that the value of the Peer Group index and the former peer group index was determined by weighting the contribution of the constituent companies according to their respective market capitalizations as of the beginning of each annual period, and that all dividends were reinvested. The former peer group of the Company comprises American International Group, Inc.; American General Corporation; The Chubb Corporation; General Re Corporation; Marsh & McLennan Companies, Inc.; Travelers, Inc.; Torchmark Corp.; Transamerica Corporation and UNUM Corporation. Results for Alexander & Alexander Services Inc., which in prior years had been included in the former peer group and performance graphs, are no longer available as a result of the acquisition of Alexander & Alexander Services Inc. by the Company in January 1997. The exclusion of Alexander & Alexander Services Inc. from the former peer group impacts the former peer group index.

             COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. McKenna, a Director of the Company and a member of the Organization and Compensation Committee of the Company, and Mr. Medvin, the Company's executive vice president, chief financial officer and treasurer, serve on the board of directors of a private company, Schwarz Paper Company. Mr. McKenna is also the chairman and chief executive officer of Schwarz Paper Company.

                          TRANSACTIONS WITH MANAGEMENT

     The Company and one or more of its subsidiaries retained Sidley & Austin, a law firm to which Newton N. Minow is Counsel, and Pedersen & Houpt, P.C., a law firm of which Peer Pedersen is Chairman and Managing Partner, to perform certain legal services during the year 1997 and anticipates that such firms may be retained to perform legal services in 1998. During 1997, corporations and other entities with which Directors are or were associated had insurance or other transactions with the Company and certain of its subsidiaries and affiliates in the ordinary course of business. All of these transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties. None of such insurance or other transactions involved during 1997, or is expected to involve in 1998, payments from or to the Company and its subsidiaries and affiliates for property and services in excess of 5% of the Company's or the other entity's consolidated gross revenues during 1997.

                               AGENDA ITEM NO. 2

             APPROVAL OF THE AON 1998 EMPLOYEE STOCK PURCHASE PLAN

     In January 1998, the Organization and Compensation Committee recommended, and the Board adopted, subject to stockholder approval, the Aon 1998 Employee Stock Purchase Plan (the "Plan"). If approved by the stockholders, the Plan provides eligible employees (defined below) with an opportunity to purchase the Company's Common Shares through payroll deductions. The Plan is intended to assist eligible employees in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), thereby helping eligible employees provide for their future security and encouraging them to remain in the employment of the Company and participating subsidiaries.

     The substance and effect of certain provisions of the Plan are described below. The following discussion is qualified in its entirety by reference to the text of the proposed Plan.

SHARES RESERVED FOR THE PLAN

     The aggregate number of Common Shares which may be purchased or issued under the Plan shall not exceed 5,000,000, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Shares. Any such adjustment will be made by the Board. Common Shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

ELIGIBLE EMPLOYEES

     Employees of the Company (or a subsidiary designated by the Company, which subsidiary elects to participate) are eligible if they meet certain conditions. To be eligible the employee must have completed one year of employment and the employee's customary employment must be 20 hours or more per week. As to those subsidiaries which are anticipated to participate beginning July 1, 1998, approximately 16,000 employees will be eligible to participate.

MATERIAL FEATURES OF THE PLAN

     Beginning July 1, 1998, the Company may make grants of options on January 1 and July 1 of each year the Plan is in effect or on such other date as the Committee (as defined herein) shall designate. Each option period shall last for six months ending on the June 30 or December 30 immediately following the grant of options or such dates as the Committee determines.

     Each participating employee on a date of exercise shall be entitled to purchase Common Shares at a purchase price equal to the lower of 85% of the fair market value of Common Shares on the date of grant or the date of exercise. Dates of exercise shall be the last day of each six-month period.

     Payment for Common Shares purchased under the Plan will be made by authorized payroll deductions from a participating employee's eligible compensation.

     Eligible employees who elect to participate in the Plan will designate a stated whole percentage from 1% to 15% of eligible compensation, to be credited to a periodic deposit account. On each date of exercise, the entire periodic deposit account of each participant in the Plan will be used to purchase whole Common Shares. The Company shall cause a stock purchase account to be maintained for each participant to reflect the shares of common stock purchased under the Plan by each participant. No participant in the Plan is permitted to purchase shares under the Plan at a rate that exceeds $12,500 in fair market value of Common Shares in any six month option period, or such lower amount or over such other period of time as may be selected by the Committee.

     All funds received by the Company from the sale of Common Shares under the Plan may be used for any corporate purpose.

NEW PLAN BENEFITS

     It is not possible to determine how many eligible employees will participate the Plan in the future. Therefore, it is not possible to determine with certainty the dollar value or number of Common Shares that will be distributed under the Plan. Because participation in the Plan is optional, it is not possible to determine the benefits or amounts that would have been received under the Plan during 1997 by Named Executives, any other officers of the Company or any Director who is also a salaried employee of the Company or any of its subsidiaries. Mr. Ryan and the outside Directors are not eligible to participate under the Plan.

TAX TREATMENT

     The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in an offering under the Plan will not realize income at the time the option is granted or when the Common Shares purchased under the Plan are transferred to such employee. If an employee disposes of such Common Shares after two years from the date of the offering of such Common Shares commences and after one year from the date of the transfer of such Common Shares to the employee, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of
(a) the excess of the fair market value of such Common Shares at the time of disposition over the purchase price, or (b) 15% of the fair market value of such Common Shares at the time the offering commenced. The employee's basis in the Common Shares disposed of will be increased by an amount equal to the amount so includable in the employee's income as compensation, and any gains or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be a capital gain or loss, either short-term or long-term, depending upon the holding period for such Common Shares. In the event of a disposition within such two-year or one-year period, the employee will be required (1) to include in ordinary income, as compensation for the year in which such disposition occurs, the excess of the market value on the purchase date over the price paid and (2) report the change in market value between the purchase date and the sale date as capital gain or loss. The Company (or the subsidiary by which the employee is employed) will be entitled to a tax deduction from income equal to the amount the employee is required to include in ordinary income as a result of such disposition. The Company will require the employee to pay any applicable payroll taxes.

     An employee who is a non-resident of the United States for U.S. tax purposes will generally not be subject to the U.S. federal income tax rules described above with respect to the Common Shares purchased under the Plan.

PLAN ADMINISTRATION AND TERMINATION

     The Organization and Compensation Committee of the Board (the "Committee") shall administer the Plan on behalf of the Company. The Committee may delegate any or all of the administrative functions under the Plan to such individual, subcommittees, or entities as the Committee considers appropriate. The Committee may adopt rules and procedures not inconsistent with the provisions of the Plan for its administration. The Committee's interpretation and construction of the Plan is final and conclusive.

     The Plan is being implemented based on the current understanding of the tax and accounting treatments affecting employees and the Company, and the right to amend the Plan is reserved. The Board may at any time, or from time to time, amend, suspend or terminate the Plan, except that, without approval of 50% or more of the Common Shares entitled to vote, no amendment may increase the number of Common Shares reserved for purchase, or reduce the purchase price per share under the Plan, other than as described above.

     Adoption of this proposal requires an affirmative vote of a majority of the votes cast at the meeting.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" AGENDA ITEM NO. 2. -- APPROVAL OF THE AON 1998 EMPLOYEE STOCK PURCHASE PLAN.

                               AGENDA ITEM NO. 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, following the recommendation of the Audit Committee, has appointed Ernst & Young LLP as the Company's independent auditors for the year 1998. Ernst & Young LLP was first retained as the Company's independent auditors in February 1986. No relationship exists between the Company and the firm other than the usual relationship between independent auditors and their clients.

     Although this appointment is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment of the independent auditors for the year 1998. In the event a majority of the votes cast at the meeting are not voted in favor of the following resolution, the adverse vote will be considered as a direction to the Board of Directors of the Company to select another auditor for the year 1999. Because of the difficulty and expense of making any substitution of auditors for 1998 following the 1998 annual meeting, it is contemplated that the appointment for the year 1998 will be permitted to stand unless the Board finds other good reason for making a change.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FOLLOWING RESOLUTION--AGENDA ITEM NO. 3:

        RESOLVED, that the appointment of Ernst & Young LLP by the Board of Directors as the Company's independent auditors for the year 1998 is hereby ratified.

     The Company anticipates that a representative of Ernst & Young LLP will be present at the annual meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any questions which may be submitted at the meeting.

                               AGENDA ITEM NO. 4

                            PROPOSAL BY STOCKHOLDER

     The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America of 815 Second Avenue, New York, New York, 10017-4594, is the holder of 14,400 Common Shares and has caused the following proposal to be incorporated in this Proxy Statement. The Board of Directors believes that it may be the intent of the stockholder to present the proposal at the annual meeting of the Company. The Company is not responsible for any of the contents of the language of the proposal by the stockholder, which is set out below in italic type and between quotation marks. The Board of Directors unanimously opposes this proposal by stockholder for the reasons set forth in Management's Statement in Opposition which follows the proposal by stockholder.

     "INSURANCE COMPANIES' TIES TO TOBACCO"

     "WHEREAS, a July 7-9, 1995 editorial in USA Today declared: Here's a little health-care news item: according to a commentary in the upcoming edition of the British medical journal Lancet, major U.S. health insurers are large investors in major U.S. tobacco companies. In other words, the nation's merchants of care are partners with the nation's merchants of death....
     these investments grate and gall. Every year, tobacco use is fatal for thousands of Americans. For insurers to provide health care for those suffering smokers on the one hand while investing it in the source of their misery on the other is unconscionable. And hypocritical."

     "As shareholders, we are deeply concerned about the ethical implications of investments in the tobacco industry by companies that sell life insurance, especially when they are paying out hundreds of millions of dollars to patients who are sick and dying as a result of tobacco use. In

     1994, the Centers for Disease Control and Prevention released an article entitled "Medical-Care Expenditures Attributable to Cigarette Smoking, United States--1993." The study found that smoking-related disease has an enormous economic impact. It is estimated that in 1993 the direct medical costs associated with smoking totaled $30 billion. In 1996 the American Medical Association called for mutual funds and health-conscious investors to refuse to own stock in tobacco companies, and for those same investors to divest from stocks and bonds in tobacco companies. We believe that it is inconsistent for an insurance company that sells life insurance to invest in tobacco equities and yet give preferential rates to non-smokers. Therefore, we believe that the company should seriously review its stand related to these apparently contradictory positions on tobacco."

     "THEREFORE, LET IT BE RESOLVED that the shareholders request the Board to initiate a policy mandating no further purchases of tobacco equities in its non-pension fund portfolios unless it can be proven that cigarette smoking does not cause the illnesses and deaths attributed to it. Furthermore, the company shall divest itself of all further tobacco stocks by January 1, 1999."

     "SUPPORTING STATEMENT: Allstate, Chubb, UNUM and other companies that sell life insurance have policies and/or practices that have resulted in prohibitions or limitations on tobacco equity investments. Further, a March 27, 1997, report by the Investor Responsibility Research Center noted that five out of the nine directors serving on the company's Investment Committee had relationships with educational and philanthropic institutions that formally prohibited tobacco investments. The ethical and economic case for divestment from tobacco equities is even stronger, we believe, for a company that sells life insurance than it is for universities and foundations. As the USA Today editorial noted above concludes: Insurers have a responsibility to maximize returns. But they have a responsibility to hold down costs, too. Investing in tobacco while charging premiums based in part on the cost of treating tobacco-related illness mocks that obligation."

     "If you agree, please vote YES for this resolution."

        MANAGEMENT'S STATEMENT IN OPPOSITION TO PROPOSAL BY STOCKHOLDER

     A single stockholder has submitted this proposal which, in essence, repeats the submission made by the same stockholder at the Company's 1997 annual meeting. An overwhelming majority of the Company's stockholders, representing 93.5% of all stockholders who voted, cast their votes AGAINST this proposal at last year's annual meeting. Respecting the wishes of this overwhelming majority and taking into account the other issues discussed in this statement, your Board of Directors has once again unanimously decided to oppose this proposal.

     The context in which the proposal is made should be put into perspective. The proposal appears to assume that the Company is exclusively or primarily an insurance company which sells life and/or health insurance. This assumption is erroneous. Consolidated revenues of the Company attributable to the accident and health business and related investment income in 1997 were approximately 18% of the total consolidated revenues of the Company, and consolidated revenues attributable specifically to life and health insurance premiums and related investment income were less than half of that percentage.

     This Company complies with applicable federal, state and local laws and regulations regarding investments. Your Board believes that, as a matter of principle, the investment policy decisions of the Company should always be made keeping in mind the best interests of the stockholders as a whole and in accordance with the guidance of the Board and its Investment Committee. Your Board believes it is of fundamental importance that investment policy decisions continue to be made and managed without monitoring portfolios for items which may not find favor with individual stockholders. In every free society different stockholders are likely to disagree about particular investments, and attempting to comply with the concerns of each and every stockholder would present overly complex and, indeed, unmanageable challenges.

     In conclusion, your Board strongly urges that the investment policy decisions of the Company continue to be made and managed in accordance with the guidance of the Board and its Investment Committee with the goal of maximizing shareholder value in compliance with all relevant legal and regulatory requirements and in keeping with the views so clearly expressed by the overwhelming majority of votes cast on this issue at the Company's 1997 Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" AGENDA ITEM NO. 4--PROPOSAL BY STOCKHOLDER.

                               VOTING PROCEDURES

     A quorum for the transaction of business at any meeting of the stockholders of the Company shall consist of the holders of at least a majority of the issued and outstanding Shares entitled to vote, present in person or by proxy. At all meetings at which a quorum is present, all matters, except as otherwise provided by law or in the certificate of incorporation of the Company, shall be decided by the vote of the holders of a majority of the Shares representing the quorum. All matters included for consideration by the stockholders in this Proxy Statement shall be decided by the vote of the holders of a majority of the Shares representing the quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum at the annual meeting for the transaction of business. If a duly executed proxy is marked to indicate that all or a portion of the Shares represented by such proxy are not being voted with respect to a particular matter, such non-voted Shares will not be considered present and entitled to vote on such matter.

     You may revoke your proxy at any time before it is voted at the meeting. Each proxy duly executed and received prior to the meeting and not otherwise revoked will be voted according to its terms. If no specific direction is marked on a duly execute proxy as to the manner of voting, the proxy will be voted in accordance with the recommendations of the Board of Directors set forth herein. Stockholders who receive more than one proxy card--due to the existence of multiple Common Share accounts--should sign and return all proxies received in order to be sure that all shares so owned are voted. A proxy may be revoked by
(a) delivering to the Company a duly executed written notice of revocation dated later than the date of the proxy which is being revoke; (b) delivering to the Company a duly executed replacement proxy relating to the same shares as the proxy it is meant to replace; or (c) by attending the annual meeting of stockholders and voting in person. Written revocations should be sent to the Office of the Corporate Secretary of the Company at the address listed on page one of this Proxy Statement.

                         1999 PROPOSALS OF STOCKHOLDERS

     In order to be considered for inclusion in the proxy statement for the regular annual meeting of the stockholders of the Company in the year 1999, stockholder proposals conforming to applicable rules and regulations must be received by the Company not later than November 13, 1998. Such proposals should be sent to the Office of the Corporate Secretary of the Company at the address listed on page one of this Proxy Statement, with a copy of such proposal to be sent to the Office of the Chief Counsel of the Company at that same address.

                          AVAILABILITY OF 10-K REPORT

     The Company will file its Annual Report on Form 10-K for the year ended December 31, 1997, with the Securities and Exchange Commission on or before March 31, 1998. A copy of the report, including any financial statements and schedules, and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. The exhibits are available upon payment of charges which approximate the Company's cost of reproduction of the exhibits. Requests for copies of the report should be sent to the Office of the Corporate Secretary at the address listed on page 1 hereof.

                                 OTHER MATTERS

     The Board of Directors is not aware of any business to be acted upon at this meeting other than that which is described in this Proxy Statement, but in the event any other business should properly come before the meeting calling for a vote of the stockholders, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment in the interest of the Company.

     Please exercise your right to vote by completing and signing the enclosed proxy card and returning it promptly in the enclosed envelope. In the event that you attend the meeting, you may revoke your proxy and vote your Shares in person.

                                              By Order of the Board of Directors

                                                                 KEVANN M. COOKE
                                                                 Kevann M. Cooke
                                                             Corporate Secretary

Dated: March 9, 1998

================================================================================

                                AON CORPORATION

                                   Notice of
                         Annual Meeting of Stockholders
                              and Proxy Statement

                              FIRST CHICAGO CENTER
                            ONE FIRST NATIONAL PLAZA
                               CHICAGO, ILLINOIS
                          APRIL 17, 1998 AT 10:00 A.M.

================================================================================